UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2017

MARATHON PATENT GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36555	01-0949984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11601 Wilshire Blvd., Ste. 500 Los Angeles, CA	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 804-1690

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Interim Chief Executive Officer

On December 29, 2017, the Board of Directors (the “Board”) of Marathon Patent Group, Inc., a Nevada corporation (the “Company”) appointed Mr. Merrick D. Okamoto to serve as the Company’s interim Chief Executive Officer, effective January 1, 2018, whose term shall not exceed one year, and until the Company engages a replacement Chief Executive Officer. In consideration of his services, Mr. Okamoto shall receive a monthly base salary in the amount of $17,500 during his term as interim Chief Executive Officer.

Mr. Merrick D. Okamoto, age 57, serves as acting Chairman of the Board and as a director of the Company since August 2017. Mr. Okamoto also serves as the President at Viking Asset Management, LLC (“Viking”) which he co-founded in 2002. He is responsible for research, due diligence and structuring potential investment opportunities for the Longview Family of Funds. Mr. Okamoto has been instrumental in providing capital to over 200 private and public companies and he is responsible for Viking’s trading operations. He served as the Chairman of Optex Systems Holdings, Inc., from January 2013 to November 2014, and as its director from March 2009 to November 2014. He currently serves as an Executive Director at Embark Corporation.

Prior to Viking, Mr. Okamoto co-founded TradePortal.com, Inc., in 1999 (“TradePortal”) and served as its President until 2001. He was instrumental in developing the proprietary Trade Matrix software platform offered by TradePortal Securities. Mr. Okamoto’s negotiations were key in selling a minority stake in TradePortal to Thomson Financial. Prior to TradePortal, Mr. Okamoto had been employed in the securities industry since 1983. He served as Vice President at Shearson Lehman Brothers, Prudential Securities and Paine Webber. Mr. Okamoto founded First Stage Capital, Inc. in 1996, which advises Public and Private Companies on business matters. Mr. Okamoto is widely recognized as an advanced securities trader specializing in short-term trading with sector momentum and has extensive experience in technical market analysis techniques. From 1987 to 1990, Mr. Okamoto hosted the television program, The Income Report. He has been featured as a guest speaker on CNN and the McNeil/Lehrer Report.

There is no family relationship between Mr. Okamoto and any of our other officers and directors. There are no understandings or arrangements between Mr. Okamoto and any other person pursuant to which Mr. Okamoto was appointed as the interim Chief Executive Officer.

Except for the foregoing, there has not been any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Okamoto had or will have a direct or indirect material interest since the beginning of the Company’s last fiscal year. Effective January 1, 2018, concurrent with the appointment of Mr. Okamoto as the Company’s interim Chief Executive Officer, Mr. Doug Croxall, the Company’s Chief Executive Officer and director, will stop serving as the Company’s Chief Executive Officer and director. The change of position is not in connection with any known disagreement with the Company on any matter.

Committee Composition

Effective January 1, 2018, concurrent with the appointment of Mr. Okamoto as the Company’s interim Chief Executive Officer, Mr. Okamoto will stop serving as a member of the Company’s Audit Committee and Compensation Committee. On January 2, 2018, to fill in the resulting vacancies in the committees, the Board appointed Mr. Christopher Robichaud as a member of the Audit Committee and Mr. Edward Kovalik as Chairman of the Compensation Committee.

The Audit Committee members shall consist of Mr. David P. Lieberman, Mr. Edward Kovalik and Mr. Christopher Robichaud, with Mr. David P. Lieberman as Chairman. The Compensation Committee members shall consist of Mr. David P. Lieberman and Mr. Edward Kovalik, with Mr. Edward Kovalik as Chairman. All of the members of the Audit Committee and the Compensation Committee currently satisfy the independence requirements and other established criteria of The NASDAQ Stock Market LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 2, 2018

MARATHON PATENT GROUP, INC.

By:	/s/ Francis Knuettel II
Name:	Francis Knuettel II
Title:	Chief Financial Officer